Exhibit 2.1

Execution Version

SECOND AMENDMENT TO AGREEMENT AND PLAN OF MERGER

This SECOND AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this “Second Amendment”) dated as of October 26, 2023 (the “Effective Date”), is made and entered into by and among SHF Holdings, Inc., a Delaware corporation (“Parent”), SHF Merger Sub I Inc., a Delaware corporation and a direct wholly-owned subsidiary of Parent (“Merger Sub I”), SHF Merger Sub II LLC, a Delaware limited liability company and a direct wholly-owned subsidiary of Parent (“Merger Sub II”), Rockview Digital Solutions, Inc., a Delaware corporation, d/b/a Abaca (the “Company”), and Dan Roda, solely in such individual’s capacity as the representative of the Company Securityholders (the “Company Stockholders’ Representative” and together with Parent, Merger Sub I, Merger Sub II and the Company, collectively, the “Parties”).

WHEREAS, the Parties are parties to that certain Agreement and Plan of Merger, dated as of October 29, 2022 (the “Original Agreement”), and subsequently amended on November 11, 2022 (the “First Amendment”), by and among the Parties (the “Original Agreement” and the “First Amendment” shall collectively be referred to as the “Agreement”); and

WHEREAS, the Parties desire to amend the Agreement as provided herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the Parties agree as follows:

1. Capitalized Terms. Capitalized terms used and not otherwise defined in this Second Amendment have the meanings assigned to them in the Agreement and First Amendment, as applicable.

2. Amendments. The Agreement is hereby amended as set forth in this Section 2.

a. The defined term “First Anniversary Parent Shares” in Section 2(b) of the First Amendment is hereby deleted in its entirety and replaced with the following:

“First Anniversary Parent Shares” means a number of validly issued, fully paid, and non-assessable shares of Parent Common Stock equal to (a) (i) $12,600,000 minus (ii) the Closing Note Balance and (iii) the Working Capital Adjustment Amount, together with any applicable and identified expenses and offsets as set forth in the Merger Agreement, which amount is equal to $928,356.16, divided by (b) $2.00 per share, resulting in 5,835,822 shares, as such number of shares may be adjusted pursuant to Section 2.08 after the First Anniversary, subject to, if applicable, the Consideration Adjustment.

b. The defined term “Payment Date” in Section 11.01 of the Original Agreement is hereby deleted in its entirety and replaced with the following:

“Payment Date” means: (a) with respect to the Closing Merger Consideration, the Closing Date; (b) with respect to the First Anniversary Cash Consideration, within 5 business days following the execution of the Second Amendment; (c) with respect to the First Anniversary Parent Shares, either within 5 business days following the execution of the Second Amendment or as soon as practicable; (d) with respect to the Second Anniversary Cash Consideration, October 5, 2024; and (e) with respect to the Third Anniversary Consideration Payment, October 5, 2025.

c. The defined term “Per Share Merger Consideration” in Section 11.01 of the Original Agreement is hereby deleted in its entirety and replaced with the following:

“Per Share Merger Consideration” means (a) cash equal to the Cash Consideration divided by the Fully Diluted Share Number, (b) shares of Parent Common Stock equal to the Parent Shares divided by the Fully Diluted Share Number, (c) the Warrant Shares and (d) the Third Anniversary Consideration Payment.

d. Section 6.16 of the Original Agreement is hereby deleted in its entirety and replaced with the following:

Tail Policy. Prior to Closing, the Company shall obtain and thereafter maintain a director & officer insurance policy providing coverage for a period of six (6) years following the Closing that covers the Company and the Surviving Entity as an insured (the “Tail Policy”) and shall provide a copy thereof to Parent. The cost of the Tail Policy shall be borne 100% by the Company as a Company Transaction Expense and shall be paid in full at or prior to the Closing. Neither Parent nor any of its Affiliates (including the Surviving Entity) is obligated to pay any premiums or other amounts in respect of the Tail Policy except for deductibles or any liabilities arising from or related to Company Stockholders’ Representative in an amount not to exceed $350,000.

e. Section 2.12(b) of the Original Agreement is hereby deleted in its entirety and replaced with the following:

After the Closing Date, Parent may prepare and deliver to the Company Stockholders’ Representative a Closing Working Capital Statement. If Parent so delivers a Closing Working Capital Statement and the Closing Working Capital is less than the lesser of the Target Working Capital and the Estimated Closing Working Capital, then the Merger Consideration shall be reduced by an amount equal to (i) the lesser of the Target Working Capital and the Estimated Closing Working Capital minus (ii) the Closing Working Capital (such amount, the “Post-Closing Working Capital Adjustment Amount” and together with the Closing Working Capital Adjustment Amount, the “Working Capital Adjustment Amount”). The Parties have determined and hereby agree that the final Working Capital Adjustment Amount is $255,000 as of the Effective Date.

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f. The following shall be added to Section 2.01(d)(iii) of the Original Agreement:

Third Anniversary Consideration Payment Adjustment. If the number of Parent Shares to be issued in connection with the Third Anniversary Consideration Payment to be issued on the applicable Payment Date would, when aggregated with the Closing Parent Shares and First Anniversary Parent Shares, exceed the Stock Threshold, then:

(A) the number of Parent Common Stock to be issued in connection with the Third Anniversary Consideration Payment will be reduced to the minimum extent necessary (rounded down to the nearest whole Parent Common Stock) such that the number of Parent Common Stock to be issued in connection with the Third Anniversary Consideration Payment to be issued on the applicable Payment Date, does not exceed the Stock Threshold (the “Adjusted Third Anniversary Consideration Payment in Stock”); and

(B) the cash consideration to be issued in connection with the Third Anniversary Consideration Payment will be increased by an amount equal to the difference of Third Anniversary Consideration Payment minus the Adjusted Third Anniversary Consideration Payment in Stock, by increasing (solely to the extent of such difference) the cash payment to satisfy the Third Anniversary Consideration Payment.

3. Third Anniversary Consideration Payment. Third Anniversary Consideration Payment. A new defined term “Third Anniversary Consideration Payment” shall be added alphabetically to Section 11.01 of the Original Agreement as follows:

“Third Anniversary Consideration Payment” shall mean, subject to Section 2.01(d)(iii), a payment of $1,500,000 payable in one of the following: (i) cash in the amount of $1,500,000, (ii) shares of Parent Common Stock equal to $1,500,000, or (iii) or a combination of cash and shares of Parent Common Stock totaling $1,500,000 (the “Third Anniversary Consideration Payment”) from the Parent. The Parent shall have sole and absolute discretion in determining whether to settle the Third Anniversary Consideration Payment in (i) cash, (ii) shares of Parent Common Stock, or (iii) a combination of cash and shares of Parent Common Stock. If the Parent elects to issue shares of Parent Common Stock to satisfy all or a portion of the Third Anniversary Consideration Payment, the conversion price for each share of Parent Common Stock shall be calculated based on the volume weighted average price per share of Parent Common Stock as reported on the NASDAQ for the ten consecutive trading days ending on the trading day immediately preceding such Third Anniversary, subject to a floor of $2.00 and a ceiling of $4.36. If the Parent elects to satisfy the Third Anniversary Consideration Payment by solely issuing shares of Parent Common Stock in lieu of cash, then such shares shall not be subject to such Lock-Up Agreement. Subject to any applicable securities laws, if any shares of Parent Common Stock issued hereunder is subject to the Lock-Up Agreement, the Parent shall pay $750,000 in cash and the remaining in shares of Parent Common Stock valued by the parties at an amount equal to $750,000. Any shares subject to Lock-Up Agreement shall only be so restricted for the minimum period of time allowable by law. If the number of outstanding shares of Company Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Company Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Company Common Stock issuable in connection with the Third Anniversary Consideration Payment on the applicable Payment Date shall be decreased in proportion to such decrease in outstanding shares of Company Common Stock.

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4. Warrants. The Parent shall deliver “Warrant Agreement,” attached hereto as Exhibit A, to purchase up to 5,000,000 shares of the Parent Common Stock (the “Warrant Shares”) to all holders (the “Holders”) of Company Shares issued and outstanding immediately prior to the Merger I Effective Time (other than Company Shares to be cancelled and retired in accordance with Section 2.01(a)(i) and Dissenting Company Shares) on the same Payment Date as the issuance of First Anniversary Parent Shares. The Warrant Agreement shall only be exercised, in whole or in part, at such time by means of a cashless exercise in the event of a (i) change in ownership or effective control of the Parent or a (ii) change in the ownership of a substantial portion of the assets of the Parent under § 280G(b)(2)(A)(i) and § 1.280G-1, Q/A 27-29 of the Internal Revenue Code (the “Change of Control Event”).

5. Registration Statement. Parent shall prepare, pay, and file or cause to be prepared and filed with the U.S. Securities and Exchange Commission (the “Commission”) as soon as practicable but in no event later than 45 calendar days after the execution of this Second Amendment, a Registration Statement for an offering to be made on a continuous basis pursuant to Rule 415 of the Securities Act of 1933, as amended (the “Securities Act”), registering the resale from time to time by the holders of the Registrable Securities of all Registrable Securities then held by such holders (the “Resale Shelf Registration Statement”). The Resale Shelf Registration Statement shall be on Form S-3 or another appropriate form permitting Registration of such Registrable Securities for resale by such holders, or, if Parent is ineligible to use a Form S-3, on Form S-1. Failure to file a Registration Statement within 45 calendar days after the execution of this Second Amendment shall constitute an event of default. The Parent shall have an additional 45 calendar days to cure such default. If the Registration Statement has not been filed after the cure period, Parent shall pay to the Company $750 per day until the Registration Statement has been filed. Parent shall use commercially reasonable efforts to cause the Resale Shelf Registration Statement to be declared effective as soon as possible after filing, and once effective, to keep the Resale Shelf Registration Statement continuously effective under the Securities Act at all times until the earlier of (i) the first anniversary of the date of filing “Form 10 information” (as defined in Rule 144 of the Securities Act) reflecting the consummation of the transactions contemplated by this Second Amendment or (ii) the date of which all of the Registrable Securities have been sold pursuant to a Registration Statement (but in no event prior to the applicable period referred to in Section 4(a)(3) of the Securities Act and Rule 174 thereunder (or any successor rule promulgated thereafter by the Commission)). For purposes of this section, “Registration Statement” means a registration statement filed by the Parent with the Commission in compliance with the Securities Act and the rules and regulations promulgated thereunder for a public offering and sale of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into, equity securities (other than a registration statement on Form S-4 or Form S-8, or their successors, or any registration statement covering only securities proposed to be issued in exchange for securities or assets of another entity). “Registrable Securities” mean Closing Parent Shares and First Anniversary Parent Shares.

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6. Acceleration of Cash Consideration Payment. Upon a Change of Control Event, the First Anniversary Cash Consideration, the Second Anniversary Cash Consideration, and Third Anniversary Consideration Payment (if the Parent elects to satisfy its obligation in whole or in part by cash) (collectively referred to as the “Second Amendment Cash Payment”), the Second Amendment Cash Payment shall be immediately due and payable upon the consummation of a Change of Control Event. Notwithstanding anything contained herein to the contrary, the Second Amendment Cash Payment shall at all times be wholly subordinate and junior in the right of payment to all obligations described in the Senior Secured Promissory Note dated March 29, 2023 entered by and between the Parent and Partner Colorado Credit Union, a Colorado not for profit credit union.

7. Board Nomination Rights. The Parties have negotiated, and the Parent agreed to grant the Company Stockholders’ Representative the right to nominate 3 qualified candidates to the Nominating and Corporate Governance Committee (“NCG Committee”) of the Parent’s board of directors (the “Board”). The NCG Committee shall determine the desired Board qualifications, expertise, and characteristics sought of Board members, which assessment may include numerous factors, such as character, professional ethics and integrity, judgment, business acumen, proven achievement and competence in one’s field, the ability to exercise sound judgment, tenure on the Board and skills that are complementary to the Board, an understanding of the Parent’s business, an understanding of the responsibilities that are required of a member of the Board, other time commitments, diversity with respect to professional background, education, race, ethnicity, gender, age and geography, as well as other individual qualities and attributes that are required by the rules of the securities exchange on which the Parent’s securities are listed or otherwise contribute to the total mix of viewpoints and experience represented on the Board. The NCG Committee shall evaluate each candidate in the context of the membership of the Board as a group, with the objective of having a group that can best perpetuate the success of the business and represent stockholder interests through the exercise of sound judgment using its diversity of background and represent stockholder interests through the exercise of sound judgment using its diversity of background and experience in the various areas. Each director should be an individual of high character and integrity. After reviewing each candidate, the NCG Committee shall select the candidate it has determined, in its sole and absolute discretion, to have best met the qualifications and embody the characteristics described above and nominate such candidate to the Board. If the NCG Committee finds that more than 1 candidate meet the qualifications and embody the characteristics described above, the NCG Committee shall select and nominate 1 candidate, in its sole and absolute discretion, to the Board. The Board shall recommend a vote “FOR” such candidate in the Parent’s annual proxy statement starting in 2024.

8. No Other Expenses of Offsets. Other than the Working Capital Adjustment Amount, as set forth in Section 2(e) above, the Parties agree that there are no further expenses and offsets to be assessed against any future consideration paid in cash or Parent Common Stock under the Agreement and the Second Amendment.

9. No Other Amendments; Conflict. Except as amended herein, the Agreement shall remain in full force and effect in accordance with its original terms. However, the Agreement shall be interpreted consistent with this Second Amendment. In the event of any conflict between the Agreement and this Second Amendment, this Second Amendment shall prevail.

10. Entire Agreement. This Second Amendment and the Agreement (including Exhibits and Disclosure Schedule thereto) shall constitute the full and entire understanding and agreement between the Parties with respect to the subject matter hereof and thereof and supersede any and all other written or oral agreements.

11. Counterparts. This Second Amendment may be executed in any number of counterparts, each of which so executed are deemed to be an original, but all of which together constitute one and the same instrument. A signed copy of this Second Amendment delivered by facsimile, email, or other means of electronic transmission is deemed to have the same legal effect as delivery of an original signed copy of this Second Amendment.

Signature Page Follows

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IN WITNESS WHEREOF, the Parties have duly acknowledged, certified, and executed this Second Amendment as of the date first written above.

SHF HOLDINGS, INC.

By:	/s
Name:	Sundie Seefried
Title:	Chief Executive Officer

SHF MERGER SUB I

By:	/s
Name:	Sundie Seefried
Title:	Chief Executive Officer

SHF MERGER SUB II

By:	/s
Name:	Sundie Seefried
Title:	Chief Executive Officer

ROCKVIEW DIGITAL SOLUTIONS, INC.

By:	/s
Name:	Dan Roda
Title:	Chief Executive Officer

COMPANY STOCKHOLDERS’ REPRESENTATIVE

By:	/s
Name:	Dan Roda

SHFxABACA LLC, successor in interest to ROCKVIEW DIGITAL SOLUTIONS, INC.

By:	/s
Name:	Sundie Seefried
Title:	Chief Executive Officer

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EXHIBIT A

WARRANT AGREEMENT

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